Exhibit 99.1

Press Release July 1, 2004	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Announces Completion of Refinancing

FORT WAYNE, INDIANA, July 1, 2004 – Steel Dynamics, Inc. – (NASDAQ: STLD) (the “Company”), announced today that it completed its previously announced refinancing and has entered into a new 4-year $230 million senior secured revolving credit facility. A portion of the proceeds from the Revolver and cash on hand were used to prepay certain existing senior secured debt, including the Company’s term loan B facility of $108 million. At June 30, 2004, with the completion of the refinancing, the Company increased its credit facility liquidity from approximately $75 million to $130 million. The proceeds from the Revolver will be available for working capital and other general corporate purposes.

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace and the financial markets. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:	Tracy Shellabarger, Vice President & CFO
Phone 260.969.3554, Fax 260.969.3592 or Email tracy.shellabarger@stld.com